Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-233130, No. 333-212775, No. 333-182547, No. 333-160132, and No. 333-131029) on Form S-8 of Ligand Pharmaceuticals Incorporated of our report dated March 11, 2020, with respect to the consolidated balance sheet of Pfenex Inc. as of December 31, 2019, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes, which report appears in the Amendment No. 1 to Current Report on Form 8-K of Ligand Pharmaceuticals Incorporated, dated December 10, 2020. Our report on the consolidated financial statements refers to a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, and leases due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

San Diego, California
December 10, 2020